CEVA, Inc. REPORTS FOURTH QUARTER AND YEAR END 2005 FINANCIAL RESULTS

SAN JOSE, Calif. - January 26, 2006 -CEVA, Inc. (NASDAQ: CEVA; LSE: CVA), the leading licensor of digital signal processor (DSP) cores and communications solutions to the semiconductor industry, today announced financial results for the fourth quarter and year ended December 31, 2005.

Total revenue for the fourth quarter of 2005 was $7.7 million, compared to $9.2 million reported in the fourth quarter of 2004. Fourth quarter of 2005 licensing revenue was $4.6 million compared to $5.8 million in the fourth quarter of 2004. Fourth quarter of 2005 royalty revenue was $1.9 million (25% of total revenue), slightly down from $2.0 million reported in the fourth quarter of 2004, and 32% higher than royalty revenue reported in the third quarter of 2005. Revenue from services was $1.2 million for the fourth quarter of 2005 compared to $1.3 million in the fourth quarter of 2004.

Net loss for the fourth quarter of 2005 was $0.1 million, compared to net income of $0.2 million in the fourth quarter of 2004. Net loss per share for the fourth quarter of 2005 was $0.01 per share compared to net income of $0.01 per share for the fourth quarter of 2004.

In the fourth quarter, the Company signed ten new license agreements, two were for CEVA Mobile-Media2000 video and audio software, one for the CEVA-Audio platform, two for the CEVA-TeakLite DSP Core, three for the CEVA Bluetooth platform, one for the CEVA SATA platform and one prepaid royalty arrangement with an existing customer shipping in high volumes. In addition, a number of smaller deals for GPS design services and PLL technologies were completed.

Full - Year 2005 Review:

Total revenue for 2005 was $35.6 million, compared to $37.7 million reported in 2004. With a total of 27 new license agreements in the year 2005, compared to 24 agreements in 2004, licensing revenue was $24.0 million, compared to $26.2 million reported in 2004. 2005 royalty revenue was $6.8 million, representing an increase of 13% compared to $6.0 million reported in 2004.

Shipped units by licensees increased 8% to a record 115 million in 2005 compared to 106 million shipped in 2004.

2005 net loss was $2.3 million or $0.12 per share, compared to net income of $1.7 million or $0.09 per share in 2004.

Gideon Wertheizer, Chief Executive Officer of CEVA stated: “CEVA’s flagship technology, the CEVA-X DSP managed to drive licensing activity in 2005 with ten new deals signed, particularly in the Asia Pacific region where it is recognized as the DSP-of-choice for leading wireless semiconductor companies. In addition, we licensed our mobile multimedia solutions to four of our strategic customers who plan to deploy it in 3G multimedia phones and portable video players.”

Wertheizer, continued; “In 2005, CEVA launched three new platforms, two of which are DSP-based: CEVA-Audio, a low-cost digital audio platform; CEVA-VoP, a voice-over packet platform; and CEVA-SAS, a serial connectivity platform. The market in 2005 indicated a clear shift in customer preference away from the traditional approach of licensing standalone DSPs, and towards licensing highly integrated application platforms incorporating all the necessary hardware and software for their target applications. The introduction of these platforms, along with the continued development and improvement of the CEVA mobile multimedia, GPS and SATA platforms provides CEVA licensees with ease-of-integration, faster time-to-market and lower development costs for their leading-edge products.“

Yaniv Arieli, Chief Financial Officer of CEVA stated: “Although we experienced a challenging year with respect to revenue, we have managed to improve the financial strength of the company. We generated positive cash flow of $2.0 million during the year. CEVA’s cash balances and marketable securities were $61.6 million at December 31, 2005, compared to $59.6 million at the end of 2004. In addition, DSOs improved significantly during the year to 63 days compared to 105 days in 2004 and our working capital increased by $3.3 million. In 2005 our gross margins improved to 88% of revenue from 86% in 2004 and reached 90% gross margins in the fourth quarter of 2005. Finally, we are constantly monitoring our operating expenses closely and have managed to reach lower than expected costs in the fourth quarter of 2005.”

2005 Customer Adoption Highlights

•	K-Micro Licenses CEVA'S 90nm 3.0Gbps Serial ATA Technology to Enable Topaz Sub-System for Storage Applications
•	Silicon Laboratories Deploys CEVA-Teak DSP Core in Industry's Most Highly-Integrated Single-Chip Phone for GSM/GPRS Handsets
•	CEVA Xpert-Teak DSP Subsystem Powers National Semiconductor's New CP3SP33 Telematics Chip Targeting Analog-Rich Automotive Multimedia Applications
•	CEVA and Ignios Demonstrate Multicore DSP
•	CEVA-TeakLite DSP License Extended By STMicroelectronics For Next Generation DSL Central Office Chipsets
•	TransChip and CEVA Collaborate to Create Highly Compact Video Streaming Solution for Multimedia Applications
•	CEVA and Comsys to Demonstrate Comprehensive EDGE/GPRS/GSM Solution for Cellular Handsets at 3GSM World Congress 2005

2005 CEVA Technology Highlights

•	CEVA Announces First Available Silicon of Mobile-Media2000 Solution For High-End Mobile Multimedia Applications
•	CEVA Introduces Fully Integrated Ultra-Low Power Voice over IP (VoIP) Platform for Dual Mode VoIP/Cellular Phone Applications and Residential Gateways
•	CEVA Expands Storage Interface Offering with Comprehensive Serial Attached SCSI (SAS) IP Solution
•	CEVA Brings a High Performance, Low-Power Audio Platform to Consumer Devices
•	CEVA Unveils a New Addition to the Powerful CEVA-X DSP Family
•	CEVA-TeakLite-II Boosts Performance and Functionality of CEVA's Most Deployed DSP Core

CEVA Conference Call

On January 26, 2006 CEVA management will conduct a conference call at 8:30a.m. Eastern Time / 1:30p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2005.

The conference call will be available via the following dial in numbers:

•	US Participants: Dial 1-800-322-0079 (CEVA reference number # 6904220)
•	UK/Rest of World: Dial +44-800-032-3836 (CEVA reference number # 6904220)

The conference call will also be available live via the Internet by accessing the CEVA web site at www.ceva-dsp.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-519-4471 (passcode: 6588892) for US domestic callers and +44-800-917-2646 (passcode: 1394489) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on February 9, 2006. The replay will also be available at CEVA's web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO
CEVA, Inc.
Tel: 408.514.2941

About CEVA, Inc.

Headquartered in San Jose, California, CEVA is the leading licensor of digital signal processor (DSP) cores, multimedia, GPS and storage platforms to the semiconductor industry. CEVA licenses a family of programmable DSP cores, associated SoC system platforms and a portfolio of application platforms including multimedia, audio, Voice over Packet (VoP), GPS location, Serial Attached SCSI and Serial ATA (SATA). In 2005, CEVA's IP was shipped in over 115 million devices. CEVA was created through the merger of the DSP licensing division of DSP Group and Parthus Technologies. For more information visit www.ceva-dsp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include: the ability of the CEVA-X line of products to continue to be a strong growth driver for the Company; intense competition within our industry; the industries in which we license our technology have experienced a challenging period of growth; that the market for our technology may not develop as expected, especially in the case of newly introduced or planned to be introduced technologies; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; we have no control and assurance that the improved royalty revenue achieved in 2005 will continue into 2006 and other risks relating to our business, including, but not limited to, those that are described from time to time in the Company's Securities and Exchange Commission filings, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its quarterly reports filed after the Form 10-K. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - U.S. GAAP
U.S. dollars in thousands, except per share data

	Year ended		Quarter ended
	December 31,		December 31,
	2005	2004	2005	2004
	Unaudited	Audited	Unaudited	Unaudited
Revenues:
Licensing and royalties	$30,755	$32,271	$6,520	$7,840
Other revenue	4,881	5,402	1,161	1,329

Total revenues	35,636	37,673	7,681	9,169

Cost of revenues	4,217	5,178	805	1,018

Gross profit	31,419	32,495	6,876	8,151

Operating expenses:
Research and development, net	20,153	17,276	4,676	4,661
Sales and marketing	6,577	6,965	1,722	1,806
General and administrative	5,742	5,863	1,261	1,354
Amortization of intangible assets	823	892	191	223
Reorganization and severance charge	3,207	-	(100)	-
Impairment of assets	510	-	-	-

Total operating expenses	37,012	30,996	7,750	8,044

Operating income (loss)	(5,593)	1,499	(874)	107
Other income (expense), net	3,327	796	567	300

Income (loss) before taxes on income	(2,266)	2,295	(307)	407
Taxes on income	-	645	(160)	220

Net income (loss)	(2,266)	1,650	(147)	187

Basic income (loss) per share	$(0.12)	$0.09	$(0.01)	$0.01
Diluted income (loss) per share	$(0.12)	$0.09	$(0.01)	$0.01

Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	18,807	18,421	18,923	18,522
Diluted	18,807	19,016	18,923	19,106

CEVA, INC. AND ITS SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands, except per share data

	Year ended		Quarter ended
	December 31,		December 31,
	2005	2004	2005	2004
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and royalties	$30,755	$32,271	$6,520	$7,840
Other revenue	4,881	5,402	1,161	1,329

Total revenues	35,636	37,673	7,681	9,169

Cost of revenues	4,216	5,178	805	1,018

Gross profit	31,420	32,495	6,876	8,151
Operating expenses:
Research and development, net	20,153	17,276	4,676	4,661
Sales and marketing	6,577	6,965	1,722	1,806
General and administrative	5,742	5,863	1,261	1,354
Amortization of intangible assets	823	892	191	223
Total operating expenses	33,295	30,996	7,850	8,044

Operating income (loss)	(1,875)	1,499	(974)	107
Interest and other income, net	1,819	796	567	300

Income (loss) before taxes on income	(56)	2,295	(407)	407
Taxes on income	-	645	(160)	220

Net income (loss)	(56)	1,650	(247)	187

Pro forma basic and diluted net income (loss) per share	$(0.00)	$0.09	$(0.01)	$0.01
Weighted-average number of Common Stock used in computation of pro forma net income (loss) per share (in thousands):
Basic	18,807	18,421	18,923	18,522
Diluted	18,807	19,016	18,923	19,106

The above pro forma condensed consolidated statements of operations have been adjusted to exclude the following items to U.S. GAAP reported net income (loss):

Reported net income (loss) per U.S. GAAP	(2,266)	1,650	(147)	187
Adjustments
Reorganization and severance charge	3,207	-	(100)	-
Impairment of assets	510	-	-	-
Interest and other income	(1,507)	-	-	-
Pro forma net income (loss)	(56)	1,650	(247)	187

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	December 31,	December 31,
	2005	2004
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$35,111	$28,844
Bank deposits	8,335	-
Marketable securities	18,174	30,794
Trade receivables, net	6,159	10,835
Deferred tax assets	600	125
Prepaid expenses	1,040	703
Other current assets	1,042	647
Total current assets	70,461	71,948
Long-term investments:
Severance pay fund	1,912	1,713
Deferred tax assets	292	70
Property and equipment, net	3,226	4,471
Goodwill	38,398	38,398
Other intangible assets, net	1,460	2,563
Total assets	$115,749	$119,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$548	$1,714
Accrued expenses and other payables	7,778	9,816
Taxes payable	442	707
Deferred revenues	453	1,751
Total current liabilities	9,221	13,988
Long-term liabilities:
Accrued severance pay	2,100	1,844
Accrued liabilities	2,195	782
Total long-term liabilities	4,295	2,626

Stockholders' equity:
Common Stock:	19	19
Additional paid in-capital	138,818	136,868
Accumulated deficit	(36,604)	(34,338)
Total stockholders' equity	102,233	102,549
Total liabilities and stockholders' equity	$115,749	$119,163